Exhibit 10.13

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

of

THOMAS D. LOGAN

MIRION TECHNOLOGIES, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), entered into this 13th day of August 2021 (the “Effective Date”), by and between [MIRION TECHNOLOGIES, INC.], a Delaware corporation (the “Company”), and THOMAS D. LOGAN (“Executive”) (each of Executive and the Company, a “Party” and collectively, the “Parties”).

WHEREAS, in connection with the transactions contemplated by that certain Business Combination Agreement, dated as of June 17, 2021, by and among GS Acquisition Holdings Corp II, a Delaware corporation, Mirion Technologies (TopCo) Ltd., a Jersey private company limited by shares and the other parties thereto (the “Business Combination Agreement”, and the transactions contemplated by the Business Combination Agreement, the “Transaction”), the Company desires to amend and restate the Prior Employment Agreement (as defined below) with Executive effective upon the Effective Date, to incorporate the previously executed amendments and to otherwise reflect the most current terms and conditions of Executive’s employment with the Company as of the Effective Date;

WHEREAS, Executive has been employed by the Company pursuant to the terms of that certain Employment Agreement, by and between Executive and the Company, dated as of August 15, 2006, as amended on December 22, 2008, January 1, 2009, June 16, 2010, January 1, 2011, July 1, 2011 and June 16, 2021 (collectively, with all exhibits and attachments thereto, the “Prior Employment Agreement”);

WHEREAS, the Company desires to continue to employ Executive as the Chief Executive Officer and for Executive to serve as Chief Executive Officer of the Company and wishes to acquire and be assured of Executive’s services as of and after the Effective Date on the terms and conditions hereinafter set forth; and

WHEREAS, Executive desires to continue to be employed by the Company as the Chief Executive Officer and to perform and to serve the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements set forth below and set forth in the Confidentiality and Intellectual Property Agreement attached hereto as Exhibit A (the “Non-Disclosure Agreement”), and for other good and valuable consideration given by each party to this Agreement to the other, the receipt and sufficiency of which are hereby acknowledged, the Company agrees to hire Executive and Executive agrees to serve the Company as an employee pursuant to the terms and subject to the conditions that follow.

1.    Employment.

(a)    The Company hereby agrees to employ Executive, and Executive hereby agrees to accept employment with the Company, upon the terms and conditions contained in this Agreement, effective as of the Effective Date. Executive’s term of employment under this Agreement shall continue until August 15, 2022; thereafter, Executive’s term of employment with the Company shall automatically renew for additional one (1) year terms (such initial term and any subsequent terms as and when so extended, the “Employment Period”), unless notice of intent not to renew shall be delivered in accordance with Section 11 by the Board of Directors or Executive (as the case may be) at least ninety (90) days prior to the end of such initial term or any subsequent one year renewal term, as the case may be, and where a notice of intent not to renew is delivered by the Board of Directors, such notice shall be deemed to be termination by the Company without Cause pursuant to Section 5(d) hereof and thus subject to the Company’s obligations under Section 6(c) hereof.

2.    Duties.

(a)    During the Employment Period, Executive shall serve as Chief Executive Officer of the Company (“CEO”). Executive’s duties and responsibilities as CEO shall include the day-to-day management and operation of the Company’s business, as well as those duties customarily associated with an officer with a similar title or as may be reasonably assigned to him from time to time by the Board. Executive shall serve on the Board of Directors of the Company (the “Board”) for successive terms during the Employment Period. Executive shall devote his full-time attention and energies in his employment with the Company; provided, however, that this Agreement shall not be interpreted as prohibiting Executive from (i) serving on the Boards of Directors of unrelated companies or (ii) in accordance with the policies and procedures of the Company, managing his personal affairs or engaging in charitable or civic activities, so long as, in each case, such activities do not interfere in any material respect with the performance of Executive’s duties and responsibilities hereunder.

3.    Compensation and Benefits. In consideration of entering into this Agreement and as full compensation for Executive’s services hereunder, during the Employment Period, Executive shall receive the following compensation and benefits:

(a)    Base Salary. The Executive shall receive a base salary of $642,566 per year (“Base Salary”) Base Salary shall be payable in accordance with the payroll policies from time to time in effect at the Company. Executive’s Base Salary shall be subject to increase (but not decrease) on an annual basis as the Compensation Committee of the Board (the “Compensation Committee”) shall determine in its sole discretion.

(b)    Incentive Bonuses. In addition to Base Salary, during the Employment Period, Executive shall be eligible to receive an annual cash incentive bonus targeted at eighty percent (80%) of Base Salary, with the potential to receive up to one hundred and sixty percent (160%) of Base Salary, based on the achievement of performance criteria determined by the Compensation Committee (the “Incentive Bonus”). The Incentive Bonus will be paid in cash within forty-five (45) days after the Compensation Committee’s determination thereof, but in no event, unless otherwise subject to a valid deferral election, later than two and one-half (2.5) months following the end of the taxable year in which Executive’s right to the Incentive Bonus is no longer subject to a substantial risk of forfeiture (or, if later, within two and one-half (2.5) months following the end of the taxable year in which Executive’s right to the Incentive Bonus is no longer subject to a substantial risk of forfeiture).

(c)    Vacation. Executive shall be entitled to five (5) weeks of vacation per calendar year, accrued in accordance with the usual vacation policies in effect at the Company.

(d)    Benefits. Executive shall participate in and be entitled to receive, but without duplication, all benefits, including paid time off, offered to senior executives of the Company.

4.    Reimbursement for Expenses. During the Employment Period, Executive shall be entitled to incur on behalf of the Company reasonable and necessary expenses in connection with his duties in accordance with the Company’s policies and the Company shall pay for or reimburse Executive for all such expenses upon Executive’s presentation of proper receipts therefore including, without limitation, (a) reimbursement for first class air travel expenses or, should Executive elect to make business trips with his personal aircraft, the costs of fuel associated with such flights plus a stipend of $100 per flying hour and FBO ground handling fees, (b) the costs of a monthly automobile lease, up to $1,200 per month, (c) the costs of monthly automobile maintenance, up to $100 per month, (d) the cost of an annual local executive physical examination (e.g., Monterey Program for Executive Health) and (e) the costs of annual financial planning services, up to $5,000 per year.

5.    Termination. Executive’s employment relationship with the Company hereunder may be terminated as follows:

(a)    Automatically in the event of the death of Executive;

(b)    At the option of the Company, by written notice to Executive or his personal representative in the event of the Permanent Disability of Executive. As used herein, the term “Permanent Disability” shall mean a physical or mental incapacity or disability as a result of which Executive has been unable to render the services required hereunder (A) for one hundred eighty (180) days in any twelve (12) month period or (B) for a period of one hundred twenty (120) successive days;

(c)    At the option of the Company for Cause (as defined in Section 6(e));

(d)    At the option of the Company at any time without Cause, subject to the Company’s obligations under Section 6(c) hereof;

(e)    At the option of Executive other than for Good Reason (as defined in Section 6(f)), on sixty (60) days prior written notice to the Company; or

(f)    At the option of Executive for Good Reason, on thirty’ (30) days prior written notice to the Company.

6.    Payments.

(a)    Death. Upon the termination of Executive’s employment due to death, Executive or his legal representatives shall be entitled to receive from the Company (i) an amount equal to Base Salary payable through the date of termination, plus (ii) a pro rata portion of Executive’s Incentive Bonus, if any, for the applicable period during the fiscal year in which termination occurs (which portion of the Incentive Bonus shall be reasonably determined by the Compensation Committee as of the date of termination of employment), payable at the same time as such payment would be made during Executive’s regular employment with the Company, plus (iii) the continuation of health benefits for Executive’s family for one (1) year. Executive or his legal representatives shall also be entitled to any accrued and unpaid vacation pay or other benefits which may be owing in accordance with Company policies.

(b)    Permanent Disability. Upon the termination of Executive’s employment due to Permanent Disability’, Executive or his legal representatives shall be entitled to receive from the Company (i) an amount equal to Base Salary payable through the date of termination, plus (ii) a pro rata portion of Executive’s Incentive Bonus, if any, for the applicable period during the fiscal year in which termination occurs (which portion of the Incentive Bonus shall be reasonably determined by the Compensation Committee as of the date of termination of employment), payable at the same time as such payment would be made during Executive’s regular employment with the Company, plus (iii) the continuation of health benefits for Executive’s family for one (1) year. Executive or his legal representatives shall also be entitled to any accrued and unpaid vacation pay or other benefits which may be owing in accordance with Company policies.

(c)    Termination Without Cause or by Executive for Good Reason. If Executive’s employment has been terminated by the Company at any time during the Employment Period without Cause or by Executive for Good Reason, Executive shall be entitled to an amount equal to the sum of:

(i)    Base Salary through the date of termination, plus;

(ii)    Base Salary for the Severance Period (as defined in Section 6(g)), payable in accordance with the usual payroll policies in effect at the Company as if Executive was employed at the time, plus;

(iii)    a pro rata portion of Executive’s Incentive Bonus, if any, for the applicable period during the fiscal year in which termination occurs (which portion of such bonus shall be reasonably determined by the Compensation Committee), payable at the same time as such payment would be made while Executive was employed by the Company, plus;

(iv)    any accrued and unpaid vacation pay, unreimbursed expenses or other benefits which may be applicable to and owing in accordance with Company policies or applicable law, plus;

(v)    continuation of all health benefits offered to senior executives of the Company for the Severance Period.

The Company agrees that if the Executive’s employment with the Company is terminated without Cause or by the Executive for Good Reason, the Executive is not required to seek other employment or to attempt in any way to reduce any amount payable to the Executive by the Company pursuant to this Agreement. For the avoidance of doubt, any payments made pursuant to this Agreement during the Severance Period shall be in lieu of, and not in addition to, any severance payments generally paid by the Company to its employees, including pursuant to any plan or policy of the Company.

(d)    Termination for Cause or by Executive other than for Good Reason. Except for Base Salary through the pay period in which his employment was terminated and any accrued and unpaid vacation pay or other benefits which may be owing in accordance with Company policies or applicable law as of such time, Executive shall not be entitled to receive severance or other pay or compensation of any kind from the Company after the last date of employment with the Company upon the termination of his employment hereunder by the Company for Cause pursuant to Section 5(c) or upon Executive’s termination of employment by the Company for any reason other than Good Reason.

(e)    Cause Defined. For purposes of this Agreement, the term “Cause” shall mean that Executive:

(i)    committed or engaged in an act of fraud, embezzlement, sexual harassment, dishonesty or theft in connection with Executive’s duties for the Company or any subsidiary of the Company;

(ii)    materially breached or defaulted under his agreements or obligations under this Agreement or the Non-Disclosure Agreement or any similar agreement with the Company or any subsidiary of the Company (which breach or default, if reasonably capable of cure, is not cured within two (2) Business Days after written notice thereof is received by Executive or, if reasonably capable of cure but not within two (2) Business Days, the Executive shall not have commenced cure in good faith within such two (2) Business Days and completed such cure as promptly as reasonably practical thereafter);

(iii)    is convicted of, or pleads nolo contendere with respect to, a felony; or

(iv)    engaged in an act of gross negligence or willful failure to perform his duties or responsibilities, including the failure to follow in any material respect a direction or written policy of tire Board (which breach or default, if reasonably capable of cure, is not cured within five (5) Business Days after written notice thereof or, if reasonably capable of cure but not within five (5) Business Days, the Executive shall not have commenced cure in good faith within such five (5) Business Days and completed such cure as promptly as reasonably practical thereafter).

(f)    Good Reason Defined. For purposes of this Agreement, the term “Good Reason” shall mean in the absence of the written consent of Executive:

(i)    a reduction in Executive’s Base Salary by the Company, a material reduction or discontinuance of any material incentive compensation or expense reimbursement plan in which Executive participates or the taking of any action with the purpose of materially adversely affecting the Executive’s participation in benefits under any fringe benefit provided to Executive; provided, that the actions referred to in this Section (i) above (other than with respect to a reduction in Base Salary) shall not constitute “Good Reason” if such actions were taken by the Company as part of an overall plan by the Company and made applicable to the same extent to all employees of the Company;

(ii)    a diminution in Executive’s title or position or a significant diminution in Executive’s authorities, duties or responsibilities with respect to the Company, in each case, from those contemplated in Section 2 (other than isolated actions not taken in bad faith and remedied by the Company within the cure period set forth below);

(iii)    the requirement by the Company that Executive be based in an office which has the effect of increasing Executive’s daily commute by more than twenty-five (25) miles as compared with Executive’s daily commute, immediately prior to such relocation, from his primary residence to his then principal place of employment; or

(iv)    any failure by the Company to comply with any material provision of this Agreement or other material agreement between Executive and the Company.

Notwithstanding the foregoing, in the event that Executive provides written notice of termination for Good Reason in reliance upon any of the circumstances contained in Section 6(e), the Company shall have the opportunity to cure such circumstances within fifteen (15) days of receipt of such notice. If Executive does not deliver to the Company a notice of termination within the ninety (90) day period after Executive has knowledge that an event constituting Good Reason has occurred, such event will no longer constitute Good Reason.

(g)    Severance Period Defined. For purposes of this Agreement, “Severance Period” shall mean the period, if any, beginning on the date of termination of Executive’s employment as described in Section 6(c) and ending on the date which is twelve (12) months thereafter. Any severance payments made pursuant to this agreement shall be in lieu of any severance payments generally paid by the Company to its employees.

(h)    Condition to Payment. All payments and benefits due to Executive under this Section 6 which are not otherwise required by law shall be contingent upon execution by Executive (or Executive’s beneficiary or estate) of a general release of all claims, in substantially the form attached hereto as Exhibit B.

(i)    Survival. This Section 6 shall survive any termination or expiration of this Agreement.

7.    Non-Disclosure Agreement. The Executive previously executed and delivered the Non-Disclosure Agreement incorporated herein by reference. The Non-Disclosure Agreement shall survive any termination of this Agreement in accordance with the terms of the Non-Disclosure Agreement.

8.    Indemnification. The Company will indemnify Executive, in his capacity as an officer and/or director of the Company, to the fullest extent permitted by the laws of the State of Delaware, in effect at that time, or the certificate of incorporation and bylaws of the Company, whichever affords the greater protection to Executive not withstanding termination hereof. This Section 8 shall survive any termination or expiration of this Agreement.

9.    Withholding Taxes. Executive acknowledges and agrees that the Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation.

10.    Effect of Prior Agreements. This Agreement, together with the Non- Disclosure Agreement, constitutes the sole and entire agreement and understanding between Executive and the Company with respect to the matters covered hereby and thereby, and there are no other promises, agreements, representations, warranties or other statements between Executive and the Company in respect to such matters not expressly set forth in these agreements. These agreements supersede all prior and contemporaneous agreements, understandings or other arrangements, whether written or oral, concerning the subject matter thereof, including, without limitation, the Prior Employment Agreement, which shall be deemed terminated and of no further force or effect as of the Effective Date.

11.    Code Section 280G.

(a)    In the event that Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the

Executive at the time specified in Section 11(e) below (x) an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and local income or payroll tax upon the Gross-up Payment provided for by this paragraph (a), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments and (y) an amount equal to the product of any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income multiplied by the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Gross-Up Payment is to be made.

(b)    Notwithstanding the foregoing, Executive acknowledges and agrees that the Gross-Up Payment shall not include any amounts in respect of the portion of the Profits Interests (as such term is defined in that certain Restricted Profits Interest Award Agreement between the Executive and GS Sponsor II LLC, dated as of June 16, 2021), if any, that is treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and any Excise Tax that may be imposed under Section 4999 of the Code in respect of the Profits Interests shall be the sole responsibility and shall be paid by Executive (it being understood that Executive shall have no liability to the Company or others as a result of any non-deductibility that may be imposed thereon under Section 280G of the Code).

(c)    For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or the Company (the “Accountants”) such Total Payments (in whole or in part) either do not constitute “parachute payments,” including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1, Q&A 33, represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code. To the extent permitted under Revenue Procedure 2003-68, the value determination shall be recalculated to the extent it would be beneficial to Executive, at the request of Executive. In the event that the Accountants are serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive may appoint another nationally recognized accounting firm to make the determinations hereunder (winch accounting firm shall then be referred to as the “Accountants” hereunder). All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and Executive at such time as it is requested by the Company or Executive. If the Accountants determine that payments under this Agreement must be reduced pursuant to this paragraph, they shall furnish Executive with a written opinion to such effect. The determination of the Accountants shall be final and binding upon the Company and Executive.

(d)    For purposes of determining the amount of the Gross-up Payment, Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed the interest received or credited to Executive by such tax authority for the period it held such portion. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if Executive’s claim for refund or credit is denied.

In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(e)    The Gross-up Payment or portion thereof provided for in subsection (c) above shall be paid not later than the thirtieth (30th) day following an event occurring which subjects Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection (c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth (90th) day after the occurrence of the event subjecting Executive to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(f)    In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect Executive, but Executive shall control any other issues. In the event the issues are interrelated, Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, Executive shall permit the representative of the Company to accompany Executive, and Executive and Executive’s representative shall cooperate with the Company and its representative.

(g)    The Company shall be responsible for all charges of the Accountant.

(h)    The Company and Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this provision.

(i)    For the avoidance of doubt, nothing in this Section 11 is intended to violate the Sarbanes-Oxley Act and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to Executive and the repayment obligation null and void.

12.    Code Section 409A.

(a)    This Agreement is intended to meet the requirements of Section 409A of the Code and the regulations and Treasury guidance promulgated thereunder (“Section 409A”) with respect to amounts subject thereto and will be interpreted and construed consistent with that intent. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read in such a manner so that no payment due to Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. The Company shall not be liable for any determination made in good faith, that a payment of compensation is exempt from or compliant with Section 409A.

(b)    Notwithstanding anything in this Agreement to the contrary:

(i)    if, at the time of termination of Executive’s employment hereunder, Executive is deemed to be a “specified employee” of the Company within the meaning of Section 409A, then (x) only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive is entitled under this

Agreement in connection with such termination that are subject to Section 409A (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the date of such termination (the “Delayed Payment Date”), (y) on the Delayed Payment Date, Executive will receive a lump sum payment in an amount equal to the aggregate amount of such payments that otherwise would have been made to Executive prior to the Delayed Payment Date and (z) following the Delayed Payment Date, Executive will receive the payments otherwise due to Executive in accordance with the payment terms and schedule set forth herein;

(ii)    with respect to a payment of “deferred compensation” (as defined in Section 409A) triggered by a termination of employment, a termination of employment will be deemed not to have occurred until such time as Executive incurs a “separation from service” with the Company in accordance with Section 409A;

(iii)    for purposes of Section 409A, each payment in a series of installment payments provided under this Agreement will be treated as a separate payment;

(iv)    any reimbursement for tax due under this Agreement, such as pursuant to a provision providing for a tax gross-up (including any reimbursement due under Section 11 of this Agreement), shall be made by the Company as required but in no event later than the end of the year in which the underlying tax payment was made; and

(v)    no expenses eligible for reimbursement, or in-kind benefits provided, to Executive under this Agreement during any calendar year will affect the amounts eligible for reimbursement in any other calendar year, to the extent subject to the requirements of Section 409A, and no such right to reimbursement or in-kind benefits will be subject to liquidation or exchange for any other benefit.

13.    Notices. Any notice required, permitted, or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes when telecopied, when delivered by hand or received by registered or certified mail, postage prepaid, or by nationally reorganized overnight courier service addressed to the party to receive such notice at the following address or any other address substituted therefor by notice pursuant to these provisions:

If to the Company, at:

Mirion Technologies, Inc.

1218 Menlo Drive

Atlanta, GA 30318

Attention: General Counsel

Email: elee@mirion.com

If to Executive, at his address as set forth in the records of the Company.

14.    Assignability. The duties and obligations of Executive may not be delegated and Executive may not, without the Company’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein, provided that any rights to compensation or benefits hereunder shall accrue for the benefit of and may be enforced by Executive’s estate or legal representatives, heirs and successors. Any such attempted delegation or disposition shall be null and void and without effect. The Company and Executive agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to and may be assumed by and become binding upon and may inure to the benefit of any successor to the Company. The term “successor” shall mean (with respect to the Company or any of its subsidiaries) any other corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or a material part of its assets. Any assignment by the Company of its rights or obligations hereunder to any successor to the Company shall not be a termination of employment for purposes of this Agreement. The Company agrees to provide Executive prior written notice of any transaction with any successor and, if such successor succeeds to the business of the Company by purchase of assets, to provide the Executive evidence of the assumption of this Agreement.

15.    Modification. This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver will operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

16.    Governing Law. This Agreement has been executed and delivered in the State of California and its validity, interpretation, performance and enforcement will be governed by the laws of that state applicable to contacts made and to be performed entirely within that state.

17.    Severability. All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

18.    No Waiver. No course of dealing or any delay on the part of the Company or Executive in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver of any other breach or default.

19.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original by the party executing the same but all of which together will constitute one and the same instrument.

20.    Binding Arbitration.

(a)    Generally. Executive and the Company hereby agree that any controversy or claim arising out of or relating to this Agreement, the employment relationship between Executive and the Company, or the termination thereof, including the arbitrability of any controversy or claim, which cannot be settled by mutual agreement will be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may, upon ten (10) days’ notice to the other party, be submitted to arbitration in Orange County, California, to the American Arbitration Association, before a single arbitrator appointed in accordance with the Commercial Dispute Resolution Procedures and Rules of the American Arbitration Association, as such procedures and rules may be amended from time to time and modified only as herein expressly provided. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. Notwithstanding the foregoing, any controversy or claim arising out of or relating to the Non-Disclosure Agreement shall not be subject to this Section 20 and shall be resolved only in accordance with provisions of the Non-Disclosure Agreement.

(b)    Binding Effect. The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The parties agree that this provision has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

(c)    Fees and Expenses. Except as otherwise provided in this Agreement or by law, the arbitrator will be authorized to apportion its fees and expenses and the reasonable attorneys’ fees and expenses of either party as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expenses of the arbitrator will be borne equally by each party, and each party will bear the fees and expenses of its own attorney.

(d)    Confidentiality. The parties will keep confidential, and will not disclose to any person (except to their legal advisors, in order to enforce any award hereunder or as may be required by law), the existence of any controversy under this Section 20, the referral of any such controversy to arbitration or the status or resolution thereof. In addition, the confidentiality restrictions set forth in the Non-Disclosure Agreement shall continue in full force and effect.

(e)    Waiver. Executive acknowledges that this agreement to submit to arbitration includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law (except for any claims or controversy arising out of the Non-Disclosure Agreement), including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Americans With Disabilities Act and all similar federal, state and local laws, and Executive hereby waives all rights thereunder to have a judicial tribunal and/or a jury determine such claims.

(f)    Acknowledgment. Each of the parties hereto acknowledges that before entering into this Agreement, it has had the opportunity to consult with any attorney or other advisor of its choice, and that this provision constitutes advice from the other party to do so. Each party further acknowledges that it has entered into this Agreement of its own free will, and that no promises or representations have been made to it by any person to induce it to enter into this Agreement other than the express terms set forth herein. Each party further acknowledges that it has read this Agreement and understands all of its terms, including the waiver of rights set forth in this Section 20. Executive may take up to twenty-one (21) days from today to consider, sign and return this Agreement. In addition, Executive may revoke this Agreement after signing it, but only by delivering a signed revocation notice to the Company within seven (7) days of signing this Agreement. Such a revocation shall constitute a resignation from Executive’s employment, and shall void this Agreement and the Non-Disclosure Agreement, except for paragraph 1 of the Non-Disclosure Agreement regarding Executive’s duty not to use or disclose confidential information, which shall remain in full force and effect.

21.    Counsel Fees of Executive. The Company agrees to pay the reasonable fees and expenses of counsel to Executive incurred in connection with negotiation, execution and delivery of this Agreement and any agreements or other documents executed and delivered in connection herewith, including, without limitation, any amendments, modifications or waivers of this Agreement or any agreements or other documents executed and delivered in connection herewith (collectively, “Ancillary Agreements”). The parties agree to work in good faith in order to complete any Ancillary Agreement in as expeditious a manner as practicable. To the extent that the Company’s payment of any of the expenses set forth herein constitute W-2 wage income to Executive, the Company shall gross up the amount of such payment to reimburse Executive for taxes thereon.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day written above.

MIRION TECHNOLOGIES, INC.

By:	/s/ Emmanuelle Lee
	Name:	Emmanuelle Lee
	Title:	General Counsel

EXECUTIVE

/s/ Thomas D. Logan
Thomas D. Logan

SIGNATURE PAGE TO THE AMENDED AND RESTATED EMPLOYMENT

AGREEMENT OF THOMAS D. LOGAN

EXHIBIT A

NON-DISCLOSURE AGREEMENT

MIRION TECHNOLOGIES, INC.

CONFIDENTIALITY AND INTELLECTUAL PROPERTY AGREEMENT (this ‘‘Agreement”), dated as of August 13, 2021, between MIRION TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and THOMAS D. LOGAN (“Executive”).

WHEREAS, the definition of “Company” in this Agreement includes the Company, together with all of the Company’s direct and indirect subsidiaries.

WHEREAS, Executive has been employed by the Company and has entered into an employment agreement, dated as of the date hereof, with the Company (the “Employment Agreement”). In such role, Executive has and will receive specific confidential information and training relating to the business of the Company, which confidential information and training is necessary to enable Executive to perform Executive’s duties and to receive future compensation. Executive will play a significant role in the development and management of the business of the Company and will be entrusted with the Company’s confidential information relating to the Company, the Company’s customers and others.

WHEREAS, Executive acknowledges that during the course of Executive’s employment with the Company, Executive has been and will be involved in the current and future business of the Company, as set forth above,

WHEREAS, it is a condition to Executive’s employment by the Company that Executive execute and deliver this Agreement.

NOW, THEREFORE, it is mutually agreed as follows:

1.    Confidentiality. Executive shall not, during the term of Executive’s employment with the Company or at any time thereafter, directly or indirectly, divulge, use, furnish, disclose, exploit or make available to any person or entity, whether or not a competitor of the Company, any Confidential Information, except as may be necessary in connection with the faithful performance of his duties to the Company. Notwithstanding the foregoing, in addition to the matters set forth herein regarding Confidential Information, Executive agrees to be bound by any policies or procedures of the Company which are generally applicable to all senior employees of the Company with respect to the protection of Confidential Information.

As used herein, the term:

(a)    “Confidential Information” shall mean trade secrets, confidential or proprietary information, and all other information, documents or materials, relating to, owned, developed or possessed by the Company, whether in tangible or intangible form. Confidential Information includes, but is not limited to, (i) financial information, (ii) products, (iii) product and service costs, prices, profits and sales, (iv) new business, technical or other ideas, proposals, plans and designs, (v) business strategies, (vi) product and service plans, (vii) marketing plans and studies, (viii) forecasts, (ix) budgets, (x)

projections, (xi) computer programs, (xii) data bases and the documentation (and information contained therein), (xiii) computer access codes and similar information, (xiv) source code, (xv) know-how, technologies, concepts and designs, including, without limitation, patent applications, (xvi) research projects and all information connected with research and development efforts, (xvii) records, (xviii) business relationships, methods and recommendations, (xix) existing or prospective client, customer, vendor and supplier information (including, but not limited to, identities, needs, transaction histories, volumes, characteristics, agreements, prices, identities of individual contacts, and spending, preferences or habits), (xx) training manuals and similar materials used by the Company in conducting its business operations, (xxi) skills, responsibilities, compensation and personnel files of employees, directors and independent contractors, (xxii) competitive analysis, (xxiii) contracts with other parties, and (xxiv) other confidential or proprietary information that has not been made available to the general public by the senior management of the Company. Confidential Information shall not include information that (I) is or becomes generally available to the public through no act or omission on the part of Executive, (II) is hereafter received on a non- confidential basis by Executive from a third party who has, to the Executive’s knowledge, the lawful right to disclose such information, or (III) Executive is required to disclose pursuant to court order or law.

Executive further agrees to take reasonable measures to prevent unauthorized persons or entities from obtaining or using Confidential Information. Promptly upon termination, for any reason, of Executive’s employment with the Company, Executive agrees to deliver to the Company all property and materials within Executive’s possession or control which belong to the Company or which contain Confidential Information, other than information to which he is entitled to maintain as a Director (which such information shall continue to remain subject to the terms hereof).

Without limiting the generality of the foregoing, nothing in this Agreement precludes or otherwise limits Executive’s ability to (A) communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company, or (B) disclose information which is required to be disclosed by applicable law, regulation, or order or requirement (including without limitation, by deposition, interrogatory, requests for documents, subpoena, civil investigative demand or similar process) of courts, administrative agencies, the SEC, any Government Agency or self-regulatory organizations, provided that Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company in seeking a protective order or other appropriate protection of such information. Neither the Company nor any of its subsidiaries or affiliates may retaliate against Executive for any of these activities. Furthermore, pursuant to the Defend Trade Secrets Act of 2016, Executive and the Company acknowledge and agree that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a

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complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, and without limiting the preceding sentence, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

2.    Intellectual Property. All processes, innovations, trade secrets, drawings, business processes, secret processes, know-how, improvements, formulations, ideas, inventions, designs and discoveries, whether patentable or not (collectively “Discoveries”), and all patents, copyrights, trademarks, applications for the foregoing and other intangible rights (collectively “Intellectual Property Rights”) that may be conceived or developed by Executive either alone or with others, during the term of employment, whether or not conceived or developed during working hours, and with respect to which any equipment, supplies, facilities, or trade secret information of the Company was used, or that related to the business, plans, products or processes of the Company or to the Company’s actual or demonstrably anticipated business, plans, products or processes, or that result from any work performed by Executive for the Company, shall be fully and promptly disclosed to the Company and shall be the sole property of the Company. As provided in Section 2870 of the California Labor Code, the requirement to assign Discoveries and Intellectual Property hereunder shall not apply to any Discoveries or Intellectual Property that Executive develops entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for those Discoveries and Intellectual Property that either (a) relate, at the time of conception or reduction to practice to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by Executive for the Company. Regardless of the status of Executive’s employment by the Company, Executive and Executive’s heirs, assigns and representatives shall promptly assign to the Company any and all right, title and interest in and to such Discoveries and Intellectual Property made during the term of Executive’s employment by the Company. Except as set forth on Schedule 1 to this Agreement, there are no Discoveries or Intellectual Property with respect to the Company conceived of, developed or made by Executive before the date of this Agreement which have not been disclosed to and assigned to the Company.

3.    Whether during or after Executive’s employment with the Company, Executive further agrees to execute and acknowledge all papers and to do, at the Company’s expense, any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights, as the case may be, and to execute, on request, all papers necessary’ to assign and transfer such Discoveries and Intellectual Property to the Company, its successors and assigns. In the event that the Company is unable, after reasonable efforts and in any event, after ten (10) Business Days, to secure Executive’s signature on a written assignment to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of his physical or mental incapacity’, or for any other

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reason whatsoever, the Executive irrevocably designates and appoints the Secretary of the Company as Executive’s attorney-in-fact to act on the Executive’s behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark.

4.    No Right to Continued Employment. Nothing in this Agreement shall confer upon Executive any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which, subject to the terms of the Employment Agreement, are hereby reserved, to discharge Executive at any time for any reason whatsoever, with or without cause.

5.    No Conflicting Agreements. Executive warrants that Executive is not bound by the terms of a confidentiality agreement or other agreement with a third party that would conflict with Executive’s obligations hereunder. Alternatively, Executive agrees to provide the Company with a copy of any and all agreements with a third party that preclude or limit, or may preclude or limit, Executive’s right to make disclosures or assignments prior to Executive commencing employment. Executive acknowledges that the existence of such precluding or limiting agreements with a third party may result in withdrawal of employment by the Company.

6.    Remedies. In the event of breach or threatened breach by Executive of any provision hereof, the Company shall be entitled to (i) temporary, preliminary and permanent injunctive relief and without the posting of any bond or other security and (ii) any other legal and equitable relief to which it may be entitled, including monetary damages. The prevailing party in any litigation or other request for relief against Executive in connection with the enforcement of this Agreement shall be entitled to the recovery of all attorney’s fees and costs. In the event the Company is the prevailing party, it shall be entitled to the cessation of, and repayment by Executive to the Company of, any severance payments payable or paid to Executive pursuant to the Employment Agreement. The Company may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

7.    Successors and Assigns. This Agreement shall be binding upon Executive and Executive’s heirs, assigns and representatives and inure to the benefit of the Company and its respective successors and assigns, including without limitation any entity to which substantially all of the assets or the business of the Company are sold or transferred. The obligations of Executive are personal to Executive and shall not be assigned by Executive.

8.    Severability. All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent

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that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

9.    Notices. Any notice required or permitted to be given under this Agreement shall be in writing and be deemed given when telecopied, delivered by hand or received by registered or certified mail, postage prepaid, or by nationally reorganized overnight courier service addressed to the party to receive such notice at the following address or any other address substituted therefor by notice pursuant to these provisions:

If to the Company, at:

Mirion Technologies, Inc.

1218 Menlo Drive

Atlanta, GA 30318

Attention: General Counsel

Email: elee@mirion.com

If to Executive at his address as set forth in the records of the Company.

10.    Amendment. No provision of this Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by the Company and Executive.

11.    Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof, however, if any portion of this Agreement is determined to be unenforceable by a court of law, then solely the appropriate conflicting provisions of any other agreement binding upon Executive shall control.

12.    Waiver, etc. The failure of the Company to enforce at any time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor in any way affect the validity of this Agreement or any provision hereof or the right of the Company to enforce thereafter each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement by the Company shall be effective unless set forth in a written instrument executed by the Company, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

13.    Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be wholly performed therein without reference to conflicts of law principles, except as otherwise provided.

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14.    Enforcement. If any party shall institute legal action to enforce or interpret the terms and conditions of this Agreement or to collect any monies under it, venue for any such action shall be Orange County, California. Each party irrevocably consents to the jurisdiction of the courts located in the State of California for all suits or actions arising out of this Agreement. Each party hereto waives to the fullest extent possible, the defense of an inconvenient forum, and each agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Confidentiality and Intellectual Property Agreement to be effective as of the date first above written.

MIRION TECHNOLOGIES, INC.

By:	/s/ Emmanuelle Lee
	Name:	Emmanuelle Lee
	Title:	General Counsel

EXECUTIVE /s/ Thomas D. Logan
Thomas D. Logan

Schedule 1

Discoveries or Intellectual Property

None

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EXHIBIT B

Release of Claims

9

WAIVER AND RELEASE OF CLAIMS

In consideration of the payments and other benefits (the “Severance Benefits”) to be provided to me by MIRION TECHNOLOGIES, INC. (the “Company”) pursuant to Sections 6(c)(ii), 6(c)(iii) and 6(c)(v) of my Employment Agreement with the Company, dated August 15, 2006 (the “Employment Agreement”), I, Thomas D. Logan, hereby acknowledge and agree as follows:

1.	I waive any claims I may have for employment or re-employment by the Company, its parent, successors, assigns, affiliated and subsidiary companies after the date hereof (the “Termination Date”).

2.

Except for any obligations, covenants, representations and warranties provided for herein, I, on behalf of myself and my dependents, heirs, executors, administrators, assigns and legal representatives (individually and collectively referred to herein as the “Releasing Parties”) do hereby relieve, release and forever discharge the Company and its predecessors, successors, agents, assigns, subsidiaries, affiliates, legal representatives, attorneys, insurers, officers, directors, shareholders and employees, past and present, in any and all of their capacities, (individually and collectively referred to herein as the “Released Parties”), of and from any and all rights, claims, debts, liabilities, demands, obligations, promises, damages, causes of action and claims for relief of whatever kind or nature, known or unknown, which any of the Releasing Parties may have had or asserted, may now have or assert, or may hereafter have or assert against the Released Parties, or any of them, for or by reason of any matter, cause or thing whatsoever, through and including the Termination Date, arising out of or relating to my employment with, or the termination of my employment at, the Company, including, without in any way limiting the generality of the foregoing, any claim or cause of action that I might otherwise have: (a) under the California Fair Employment and Housing Act, Cal. Gov’t. Code § 12900, et seq. (discrimination and harassment); the Civil Rights Act of 1866 (42 U.S.C. § 1981) (discrimination); California Labor Code §§ 200, et seq. (wages, salary, commissions, compensation, benefits and other matters); the Fair Labor Standards Act of 1938, 29 U.S.C. § 201, et seq. (wage and hour matters); the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq. (retirement benefits); the Consolidated Omnibus Budget Reconciliation Act of 1985, 42 U.S.C. § 1395(c) (insurance matters); Executive Order 11246 (discrimination); the Family Rights Act, Cal. Gov’t. Code § 12945.2 (family leave matters); Cal. Labor Code § 1025 (failure to accommodate rehabilitation); Cal. Labor Code § 1026 (privacy); and Cal. Constitution, Article 1, Section 1 (privacy); or any other law or regulation of any state or federal jurisdiction, including California, relating to unlawful discrimination, wages, insurance, privacy or any other matter or (b) for mental, physical or personal injury, emotional distress, injury to reputation or injury to property (collectively, the “Released Claims”).

3.

I represent, warrant and agree that I have not filed any complaint, grievance, charge or claim with or before any local, state or federal agency or board, union or any court or other tribunal, relating to the Company, my employment with, or the termination of my employment at, the Company and asserting any Released Claim. 1 further represent that I will not commence, participate in, prosecute or assist in the commencement, participation or prosecution of any complaints, grievance, charges or claims against the Company with any governmental agency, union or any court concerning my employment with, or termination of my employment at, the Company and asserting any Released Claim.

4.

I understand that this Waiver and Release of Claims does not apply to or release any claim with respect to (a) any rights or benefits which survive after the Termination Date pursuant to the Employment Agreement, (b) the Severance Benefits, (c) any rights or obligations under applicable law that cannot be waived or released pursuant to an agreement, (d) my right to enforce this Waiver and Release of Claims, (e) the rights of indemnification and directors and officers liability insurance coverage to which I may be entitled with regard to my service as an officer or director of the Company, whether pursuant to the Employment Agreement or otherwise, (f) my rights as a stockholder of the Company and (g) any rights with regard to accrued benefits under COBRA or any benefit plan, policy or arrangement maintained by the Company that expressly provides for the survival of any benefits after termination (other than any severance plan, policy or similar arrangement). I further understand that this Waiver and Release of Claims does not modify or reduce my obligations under my Confidentiality and Intellectual Property Agreement with the Company, dated [●], 2021 (the “Non-Disclosure Agreement”).

5.	I understand that continued receipt of the Severance Benefits are conditioned upon my continued compliance with the terms and provisions contained in this Waiver and Release of Claims.

6.

I represent and warrant that, except as provided in the Non-Disclosure Agreement, I have returned to the Company all property and documents of the Company which are in my possession and will not retain any property or documents of Company (or any copies, prints, summaries or compilations of, any software, documents or other materials originating with or belonging to Company).

7.

I understand that any payments or contributions made by the Company on my behalf for medical and any other benefits will terminate as of the Termination Date, except for any benefits specifically provided for after the Termination Date pursuant to Section 6(c)(v) of the Employment Agreement. I acknowledge that I have been advised regarding rights to continuation of medical insurance coverage under the Company’s medical insurance policy pursuant to COBRA, [and further acknowledge receiving a COBRA Notice] advising me of such rights and all of the terms and conditions applicable thereto.

8.

I acknowledge that I have received all wages, salary, bonuses, accrued vacation, expense reimbursements and other remuneration, compensation or other sums owed to me by the Company in connection with my employment with the Company through the Termination Date.

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9.	I have settled all outstanding charges or expenses on any Company credit card or that have been paid for by the Company on my behalf by payment or submission of an appropriate expense report.

10.	It is expressly understood by me, on my own behalf and on behalf of the Releasing Parties, that California Civil Code Section 1542 provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

I hereby, on my own behalf and on behalf of the Releasing Parties, waive and release any rights or benefits that all of them, or any of them, might otherwise have under Civil Code Section 1542 or any other similar statute or law of California or any other state or federal jurisdiction, to the full extent that such rights and benefits may be waived.

11.

I represent, warrant and agree that I have not at any time prior to the execution of this Waiver and Release of Claims disclosed this Waiver and Release of Claims, the terms or conditions of this Waiver and Release of Claims or the negotiations leading up to or surrounding this Waiver and Release of Claims to any person or entity other than my immediate family. I further agree that, following the execution of this Waiver and Release of Claims, I will keep the terms, amounts and facts of this Waiver and Release of Claims completely confidential and will not disclose same to anyone other than: (i) my immediate family and attorneys and accountants who will be informed of and bound by this confidentiality clause; (ii) as required by federal, state and local taxing authorities or (iii) in response to an order of a court of competent jurisdiction. If I make any disclosure authorized by this section, I shall apprise the person or entity to whom such disclosure is made of the confidential nature of the information and use best efforts to secure the confidentiality of the information so disclosed.

12.	I have carefully read the Employment Agreement and this Waiver and Release of Claims.

13.	I have had the opportunity to consult with an attorney or other advisor of my choice about this matter, and have been advised by the Company to do so.

14.

I acknowledge that I am executing this Waiver and Release of Claims with the intent to grant the general release set forth herein, without reliance upon any statement or representation of the Company or any representative, employee, director, shareholder or attorney of the Company other than as set forth herein, and that I have signed this Waiver and Release of Claims on my own behalf and of my own free will.

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15.	The Severance Benefits are greater than any other payment or benefit to which I otherwise would have been legally entitled as a result of the termination of my employment.

16.	I have been given twenty-one (21) days to review and consider this Waiver and Release of Claims.

17.

I may revoke this Waiver and Release of Claims after signing it, by delivering a written revocation to the Company no later than seven (7) days after the date I sign it as shown below. To the extent that this Waiver and Release of Claims is timely revoked, I understand that it will be treated under the Employment Agreement as if I had not delivered it and I will not receive the Severance Benefits.

18.

I understand that this Waiver and Release of Claims (a) will be governed by the laws of the State of California, (b) sets forth the entire understanding between myself and the Company and, except as otherwise set forth herein, supersedes any and all prior agreements, oral or written, relating to my employment by the Company or the termination thereof, (c) may not be modified except by a writing, signed by myself and the Company, and (d) shall be binding upon my heirs and personal representatives, and the successors and assigns of the Company.

19.

I further understand that (x) no waiver shall be binding unless executed in writing by the party making the waiver, (y) both the Company and I have partaken in the drafting hereof and (z) if any part of this Waiver and Release of Claims is held by a court to be invalid, illegal, unenforceable or otherwise in conflict with law, such part shall be inoperative and void insofar as it is in conflict with law, but the validity of the remaining parts shall not be affected and the rights and obligations hereunder shall be construed and enforced as if this Waiver and Release of Claims did not contain the particular term or provision held to be invalid.

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Signature

Print Name

Date Signed

Accepted and Agreed: MIRION TECHNOLOGIES, INC.

Name:
Title:

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